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                                                                     Exhibit 17.


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Contacts:

          Tracy A. Edwards            Vice President and Chief Financial Officer
          Bell Industries, Inc.
          (310) 826-2355
          http://www.bellind.com

          Melvyn S. Rifkind
          (818) 783-8323


                                      FOR IMMEDIATE RELEASE



Los Angeles, California - November 19, 1996 -- Bell Industries, Inc. (NYSE:PSE:BI) today announced that Gordon Graham has been named president and chief operating officer, succeeding Bruce M. Jaffe, 52, who resigned due to policy differences. Jaffe also resigned as a director of the Company.

Graham, 62, has been serving as senior vice president of Bell since 1988 and was elected a director of the Company in 1994. He joined the Company in 1983 following the sale of his privately-owned company - Graham Electronics -- to Bell. He served as president of Graham Electronics from 1970 to 1983. Graham received a B.S. from Purdue University and an M.B.A. from Indiana University. He also earned an O.P.M. at Harvard.

Bell Industries distributes products for the electronics, computer, graphics and other industrial markets.





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